PROSPECTUS FILED PURSUANT TO RULE 424(B)(3)
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131029
Prospectus Supplement No. 2
(to Prospectus dated April 12, 2006, as supplemented and amended by that Prospectus Supplement No. 1 dated May 15, 2006)
     This Prospectus Supplement No. 2 supplements and amends the prospectus dated April 12, 2006 (as supplemented and amended by that Prospectus Supplement No. 1 dated May 15, 2006), or the Prospectus, relating to the offer and sale of up to 7,790,974 shares of our common stock to be issued pursuant to awards granted or to be granted under our 2002 Stock Incentive Plan, or our 2002 Plan, up to 147,510 shares of our common stock to be issued pursuant to our 2002 Employee Stock Purchase Plan, or our 2002 ESPP, and up to 50,309 shares of our common stock which may be offered from time to time by the selling stockholders identified on page 110 of the Prospectus for their own accounts. Each of the selling stockholders named in the Prospectus acquired the shares of common stock upon exercise of options previously granted to them as an employee, director or consultant of Ligand or as restricted stock granted to them as a director of Ligand, in each case under the terms of our 2002 Plan. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders under the Prospectus. We will receive proceeds in connection with option exercises under the 2002 Plan and shares issued under the 2002 ESPP which will be based upon each granted option exercise price or purchase price, as applicable.
     This Prospectus Supplement No. 2 includes the attached Current Report on Form 8-K of Ligand Pharmaceuticals Incorporated dated June 12, 2006, as filed by us with the Securities and Exchange Commission.
     This Prospectus Supplement No. 2 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 2 updates or supersedes the information contained in the Prospectus.
     Effective June 14, 2006, our common stock will be quoted on the Nasdaq National Market under the symbol “LGND.” Currently, our common stock is quoted on The Pink Sheets LLC under the symbol “LGND.” On June 9, 2006, the last reported sale price of our common stock on The Pink Sheets LLC, was $11.00 per share.
     Investing in our common stock involves risk. See “Risk Factors” beginning on page 7 of the Prospectus and beginning on page 46 of Prospectus Supplement No. 1.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 2 is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 2 is June 12, 2006.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2006
LIGAND PHARMACEUTICALS INCORPORATED
(Exact name of registrant as specified in its charter)
DELAWARE
(State or other jurisdiction of incorporation)
000-20720
(Commission File Number)
10275 Science Center Drive,
San Diego, California
(Address of principal executive offices)
(858) 550-7500
(Registrant’s telephone number, including area code)
77-0160744
(I.R.S. Employer Identification No.)
92121-1117
(Zip Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other events
Item 9.01 Financial Statements And Exhibits
SIGNATURES

Item 8.01 Other events
On June 12, 2006, Ligand Pharmaceuticals Incorporated announced that its common stock would be relisted on the NASDAQ National Market, effective June 14, 2006, and will trade under the symbol ‘LGND’. The press released is attached as Exhibit 99.1.
Item 9.01 Financial Statements And Exhibits
(d)	Exhibits

EXHIBIT NUMBER	DESCRIPTION

99.1	Press release of the Company dated June 12, 2006
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.

LIGAND PHARMACEUTICALS INCORPORATED

Date: June 12, 2006	By:	/s/ Warner R. Broaddus
	Name:	Warner R. Broaddus
	Title:	Vice President, General Counsel & Secretary

EXHIBIT 99.1
Contact: Paul V. Maier
Senior Vice President
and Chief Financial Officer
858-550-7573
Ligand Pharmaceuticals to be Relisted on NASDAQ National Market
     SAN DIEGO, CA — June 12, 2006 — Ligand Pharmaceuticals Incorporated (Pink Sheets: LGND) today announced that NASDAQ has approved the company’s application for relisting its common stock on the NASDAQ National Market. Ligand expects trading in its common shares to begin on the NASDAQ National Market on June 14, 2006 under the symbol “LGND”.
     “We are pleased that NASDAQ has approved our application to be relisted on the NASDAQ National Market,” said David E. Robinson, Ligand Chairman, President and Chief Executive Officer. “Relisting should allow our shares to be bought and held by a broader range of investors, traded and covered by additional market makers and analysts and generally facilitate additional shareholder liquidity.”
     “Ligand’s Board of Directors, Management and advisors continue to be focused on the ongoing process of exploring strategic alternatives to enhance shareholder value,” added Robinson.
About Ligand
     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men’s and women’s hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand’s proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to www.ligand.com.
Caution Regarding Forward-Looking Statements
     This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Ligand’s judgment and involve risks and uncertainties as of the date of this release. These statements include those related to the relisting of the company’s shares on the NASDAQ National Market, financial reporting normalization, potential investors and additional liquidity, and exploration of strategic alternatives. Actual events or results may differ materially from Ligand’s expectations. There can be no assurance that the market price of the company’s common shares will benefit or that the liquidity will be improved by the relisting, that the composition of the company’s shareholder base will be affected, that the company’s financial reporting or other attributes will continue to meet the continued listing requirements of the NASDAQ National Market or that the strategic process will be successful or yield preferred results. Any future failure to maintain its NASDAQ listing may harm the company’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases as well as in Ligand’s public periodic filings with the Securities and Exchange Commission, available via Ligand’s web site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
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